UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
PURSUANT TO SECTION 12(b) OR (g) OF THE
SECURITIES EXCHANGE ACT OF 1934

JPMORGAN CHASE & CO.
(Exact name of registrant as specified in its charter)

DELAWARE	13-2624428
(State of incorporation or organization)	(I.R.S. Employer Identification No.)

270 Park Avenue New York, NY	10017
(Address of principal executive offices)	(Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered

JPMorgan Double Short US 10 Year Treasury Futures ETNs due September 30, 2025	NYSE Arca, Inc.

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), please check the following box. ☒

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), please check the following box. ☐

Securities Act registration statement file number to which this form relates:  333-155535 (if applicable)

Securities to be registered pursuant to Section 12(g) of the Act:

None
(Title of class)

Item 1. Description of Registrant’s Securities to be Registered.

The title of the class of securities to be registered hereunder is “JPMorgan Double Short US 10 Year Treasury Futures ETNs due September 30, 2025” (the “ETNs”).  A description of the ETNs is set forth under the (i) the section captioned “Description of Debt Securities” in the Registrant’s Prospectus, dated November 21, 2008 (the “Base Prospectus”), which relates to the registrant’s registration statement on Form S-3 (No. 333-155535), as supplemented by, (ii) the section captioned “Description of Notes” in the Registrant’s Prospectus Supplement, dated November 21, 2008 (the “Prospectus Supplement”), to the Base Prospectus and (iii) the Product Supplement No. 199-A-I dated September 21, 2010 (the “Product Supplement”), to the Base Prospectus and the Prospectus Supplement, each of which are incorporated herein by reference, and as further supplemented by the description of the ETNs contained in the Pricing Supplement to be filed on or about October 6, 2010 pursuant to Rule 424(b) under the Securities Act of 1933, as amended, which contains the final terms and provisions of the ETNs and is hereby deemed to be incorporated by reference into this Registration Statement and to be a part hereof.  The outstanding principal amount of the securities registered hereby may be increased from time to time in the future due to further issuances of securities of the series having substantially the same terms. If any such additional securities are issued, a pricing supplement relating to them will be filed with the Securities and Exchange Commission and will be incorporated herein by reference. The securities registered hereby are, and any additional securities registered hereby in the future will be, all part of a single series as described in the documents referenced above.

Item 2. Exhibits.

1.
Indenture, dated as of May 25, 2001, among JPMorgan Chase & Co., as issuer, and Deutsche Bank Trust Company Americas (formerly Bankers Trust Company), as trustee, incorporated by reference to Exhibit 4(a)(1) to Amendment No. 1 to the registrant’s Registration Statement filed on Form S-3 (file No. 333-52826) on June 13, 2001.

2.
First Supplemental Indenture, dated as of April 9, 2008, to the Indenture, dated as of May 25, 2001, among JPMorgan Chase & Co., as issuer, and Deutsche Bank Trust Company Americas (formerly Bankers Trust Company), as trustee, incorporated by reference to the registrant’s Current Report on Form 8-K filed on May 8, 2008.

3.	Form of note representing the JPMorgan Double Short US 10 Year Treasury Futures ETNs due September 30, 2025.

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

Date: October 4, 2010	JPMORGAN CHASE & CO.

	By:	/s/ Anthony J. Horan
	Name:	Anthony J. Horan
	Title:	Corporate Secretary